CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 17 to Registration Statement No. 33-45450 of Morgan Stanley Growth Fund (the
"Fund"), on Form N-1A of our report dated May 18, 2005, appearing in the March
31, 2005 Annual Report of the Fund, which is incorporated by reference in the
Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial
Highlights" in the Prospectus and "Custodian and Independent Registered Public
Accounting Firm" and "Financial Statements" in the Statement of Additional
Information.

Deloitte & Touche LLP
New York, New York
July 25, 2005